Exhibit 10.18

PURCHASE AGREEMENT

among

Alpine 4 Technologies, Ltd.

and

Deluxe Sheet Metal, Inc., DSM Holding, LLC, Lonewolf Enterprises, LLC, and Kevin M. Smith

Dated as of November 6th, 2019

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER		18
5.1	Organization and Authority	18
5.2	No Conflicts	19
5.3	Capitalization	19
5.4	[INTENTIONALLY DELETED]	19
5.5	No Undisclosed Liabilities	19
5.6	Legal Compliance	20
5.7	Litigation	20
5.8	Absence of Certain Changes	20
5.9	No Brokers’ or Finders’ Fees	20
5.1	Investment Intent	20

ARTICLE VI CLOSING CONDITIONS		20
6.1	Conditions to the Buyer’s Obligations	20
6.2	Conditions to the Seller’ Obligations	22

ARTICLE VII POST-CLOSING COVENANTS		22
7.1	Litigation Support	22
7.2	Transition	23
7.3	Confidentiality	23
7.4	[INTENTIONALLY DELETED]	23
7.5	Compliance with Laws	23

ARTICLE VIII INDEMNIFICATION		23
8.1	Indemnification by the Seller	23
8.2	Indemnification by the Buyer	23
8.3	Survival and Time Limitations	24
8.4	Limitations on Indemnification by the Seller	24
8.5	Claims Against the Companies	24
8.6	Third-Party Claims	24
8.7	Other Indemnification Matters	25
8.8	Exclusive Remedy	25

ARTICLE IX TAX MATTERS		26
9.1	Tax Indemnification	26
9.2	Reserved.	26
9.3	Tax Periods Beginning Before and Ending After the Closing Date	26
9.4	Cooperation on Tax Matters	27
9.5	Certain Transfer Taxes	27
10.1	No Third-Party Beneficiaries	27
10.2	Entire Agreement	27
10.3	Successors and Assigns	27
10.4	Counterparts	27
10.5	Notices	28
10.6	Jurisdiction; Service of Process	28
10.7	Venue	28
10.8	Governing Law	28
10.9	Amendments and Waivers	29
10.1	Severability	29
10.11	Expenses	29
10.12	Construction	29
10.13	Specific Performance	29
10.14	Further Assurances	30
10.15	Public Announcement	30
10.16	Attorneys' Fees	32

EXHIBITS
A	Excluded Items
B	Secured Promissory Note
C	Security Agreement
D	True Up Cash Settlement
E	Subordination Agreement
F	Acknowledgement of Receipt
G	Consulting Agreement Kevin M. Smith
H	Staffing Agreements

SCHEDULES

2.2(b)	Long Term Liability
4.3	License Holders
4.6 (r)	Work in Progress
4.7	Other Liabilities
4.8	Permitted Encumbrances
4.9(a)	Accounts Receivable
4.9(b)	Accounts Payable
4.12	Intellectual Property
4.13	Tax Returns, Audits and Elections
4.14	Permits
4.15	Litigation and Orders
4.19(a)	Union Employee Benefit Plans, Contract and Unfunded Liability Statements
4.19(b)	Non-Union Employee Current Fringe Benefit Policy
4.2	Major Customers
4.22	Indebtedness and Guaranties

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of November 6, 2019 (the “Effective Date”) by and among Alpine 4 Technologies, Ltd., a Delaware corporation (the “Buyer”), Deluxe Sheet Metal, Inc., an Indiana corporation (“DSM”), DSM Holding, LLC, an Indiana limited liability company (“DHL”), collectively, the “Companies”), and Lonewolf Enterprises, LLC, an Indiana limited liability company (“LWE”),  and Kevin M. Smith ( “Seller”)The Buyer, the Seller, LWE, and the Companies may each be referred to herein as a “Party” and collectively as the “Parties.”

STATEMENT OF PURPOSE

The Seller own all of the outstanding capital stock and/or LLC membership interests / units of the Companies, and LWE, which at times operate under the business names of Deluxe Sheet Metal, Inc. and DSM Holding, LLC and Lonewolf Enterprises, LLC, and which are engaged in the business to design, fabricate, commercial ductwork, industrial ventilation systems and other contract metal fabrication, in this instance limited to HVAC sheet metal manufacturing and installation only  (such business operations as conducted on the Closing Date, consistent with past practice, are hereinafter referred to as the “Business”), and/or owning real estate and improvements related thereto.  Pursuant to this Agreement, the Buyer hereby agrees to purchase from (i) the Seller, and the Seller hereby agrees to sell to the Buyer, all of the outstanding capital stock and/or LLC membership interests / units of the Companies, and (ii) LWE certain real estate and improvements related thereto (“LWE Real Estate”), all for the consideration and on the terms and subject to the conditions set forth in this Agreement.

ARTICLE I
DEFINITIONS

“Accounts Payable” means all trade payables and other accounts payable, including accrued expenses, owed by a Company.

“Accounts Receivable” means, with respect to each Company, all trade accounts and other accounts receivables owed to a Company.

“Acknowledgement of Receipt” means that/those certain one or more Acknowledgement of Receipt relating in part to the Security Agreement in the form set forth in Exhibit F hereto.

 “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person.  The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.  With respect to a Person who is an individual, “control” by the spouse of such Person, or by any ancestor or descendant of such Person or such Person’s spouse who resides in the same house as such Person, shall be deemed control by such Person.

“Affiliated Group” means an affiliated group as defined in Code Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Appurtenances” means all privileges, rights, easements, hereditaments and appurtenances belonging to and for the benefit of the Real Property, including all easements appurtenant to and for the benefit of the Real Property for, and as the primary means of access between, the Real Property and a public way, or for any other use upon which lawful use of the Real Property for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assets” means the assets of the Companies.

“Balance Sheet” means the balance sheets of the Companies as of December 31, 2018.

“Business Day” means any day that is not a Saturday, Sunday or a Federal public holiday.

“Buyer Material Adverse Effect” means any result, occurrence, fact, change, event or effect that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other results, occurrences, facts, changes, events or effects), materially adverse to the business of the Buyer, capitalization, financial condition, operating results, or operations of the Buyer, taken as a whole, or to the ability to timely consummate the Transactions.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “Companies” means, individually or collectively, Deluxe Sheet Metal, Inc., DSM Holding, LLC.

“Company Benefit Plan” means each Employee Benefit Plan (as defined below) that is sponsored, maintained or contributed to by any Company or any of its ERISA Affiliates, or with respect to which any Company or any of its ERISA Affiliates has any direct or indirect obligation to make contributions or with respect to which such Company or any of its ERISA Affiliates has or could incur any liability.

“Confidential Information” means information concerning the Business or the affairs of the Companies (subject to Section 2.5 hereof), including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the Business or affairs of any Company, and all Note, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for any Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by any Company.

“Consent” means any consent, approval, authorization, permission or waiver.

“Consulting Agreement” means that certain Consulting Agreement with Kevin M. Smith in the form set forth in Exhibit G hereto.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, work order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

 “Customer” means any Person who is or was a customer or client of the Companies on the date of this Agreement or during the 12-month period prior to such date.

“Employee Benefit Plan” means, whether written or unwritten, any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan, (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other incentive plan or arrangement, or (d) employment, consulting, bonus, incentive, vacation, sick leave, severance, termination, retention, change of control, profit-sharing, disability, medical, life insurance, scholarship or tuition reimbursement, fringe benefit or other similar plan, program, agreement, payroll practice or commitment.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2), whether or not such plan is subject to ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1), whether or not such plan is subject to ERISA.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(l) that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to ERISA Section 4001(a)(14), without regard to whether or not each such entity, trade or business is subject to the Code or ERISA.

 “GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements prepared prior to the date hereof, the date such financial statements were prepared.

“Governmental Body” means any federal, state, local or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any existing, stored or transported material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property.  The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“Improvements” means all buildings, structures, fixtures and improvements located on the Real Property or otherwise included in the Assets, including those under construction.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, Note, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under noncompete, consulting or similar arrangements); (d) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (e) indebtedness or other obligations of others directly or indirectly guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); (i) net payment obligations incurred by such Person pursuant to any hedging agreement; (j) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j).

“Intellectual Property” means, with respect to the Companies (subject to Section 2.5 hereof), all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with re-issuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and Confidential Information; (f) computer software, in object and source code format (including data and related documentation); (g) plans, drawings, architectural plans and specifications; (h) websites; (i) other proprietary rights; and (j) copies and tangible embodiments and expressions (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” of any Person means (a) the actual knowledge of such Person or (b) the knowledge that a reasonable Person should have after reasonable inquiry of employees, directors and officers of such Person (in the case of a legal entity).  Notwithstanding the foregoing, references to the “Seller’ Knowledge” and “Company’s Knowledge” mean the actual knowledge of the Seller.

“Law” means any federal, state, local, or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, principle of common law or other restriction of any Governmental Body.

“Liability” means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and exclude the unfunded liability, as defined in this Agreement.

“Long-Term Liability” means each Liability of the Companies or a Company identified on Schedule 2.2(b), also referred to as Non-Permitted Encumbrances, and exclude the unfunded liability, as defined in this Agreement.

“Loss” means any loss, claim, demand, Order, damage (excluding, with respect to indemnification claims between Seller and Buyer (and not with respect to indemnification claims involving third parties), consequential damages), penalty, fine, cost, settlement payment, Liability, Tax, Encumbrance, expense, fee, court costs or reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other results, occurrences, facts, changes, events or effects), materially adverse to the Business, assets, Liabilities, capitalization, financial condition, operating results, or operations of the Companies, taken as a whole, or to the ability of the Companies and the Seller to timely consummate the Transactions, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which the Companies operates, (c) acts of God, war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (e) changes due to compliance by Seller or the Companies with the terms of, or the taking of any action contemplated or permitted by, this Agreement, or (f) the announcement of the Transactions.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) the certificate or articles of incorporation and/or organization and/or operating agreement and/or bylaws, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Ordinary Course of Business” means the ordinary course of the conduct of the Business by the Companies, consistent with past operating practices.

“Party” means the Buyer, the Companies, LWE, and the Seller.

“Permit” means any permitor Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due, (b) any lien for Taxes not yet due, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased or related to inventory, and (d) any lien set forth on Schedule 4.8.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Real Property” means collectively, (A) the real estate owned by DSMH and LWE, and all the Improvements located thereon and Appurtenances thereto, located at the location reflected in Schedule 4.8.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals.  The “Family” of a specified individual means the individual,  such individual’s spouse, and any other individual who resides with the specified individual.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” or “Shares” means any issued and outstanding share of common stock, unit, or equity LLC membership interest, no par value, of each Company, as applicable.

“Staffing Agreement” means that certain set of Staffing Agreement(s) in the form set forth in Exhibit H hereto already entered into pursuant to the express advance written consent of Buyer.

“Tax” means any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, or computed, and including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or other document or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof, or any extension of time to file same.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the True Up Cash Settlement, the Consulting Agreement, the Note, the Security Agreement, the Acknowledgement of Receipt, Staffing Agreement, and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

ARTICLE II
SALE AND PURCHASE OF SHARES

Sale and Purchase of Shares and LWE Real Estate.  Subject to the terms and conditions of this Agreement, the Buyer will purchase from (i) LWE the LWE Real Estate, and (ii) the Seller, and Seller will sell and deliver to the Buyer, all of the Shares owned by Seller, which Shares equal one hundred percent (100%) of the issued and outstanding Shares of the Company, broken out as follows:

Name	Number of shares/units of and percentage of total outstanding equity interest
	Deluxe Sheet Metal, Inc.	DSM Holding, LLC
Kevin M. Smith	100 Shares	All Units

2.2 Purchase Price.

(a) The total consideration for the Shares and LWE Real Estate shall be $8,400,000 (the “Purchase Price”), which is the sum of the Cash Consideration paid at Closing, by wire transfer of  immediately available funds to the accounts designated by Seller, and the Promissory Note Consideration delivered at Closing pursuant to Sections (2.2.)

(b) The “Cash Consideration” shall be $6,003,657, plus the addition of working capital, less any Long-Term Liability of Deluxe Sheet Metal, Inc and DSM Holding, LLC satisfied at Closing, as set forth in Schedule 2.2(b), but not less the unfunded liability, as defined herein

(c) “Note Consideration” A Secured Promissory Note will be issued in favor of Seller only, from Buyer, and Companies and shall consist of (i) a Secured Promissory Note to Kevin M. Smith in the amount of $1,900,000.00 (“Note 2”), and (ii) a Secured Promissory Note to Kevin M. Smith in the amount of $496,343.00 (“Note 1”) (collectively, the “Note/s” and/or “Note” and/or “Notes”), in the form set forth in Exhibit B hereto, secured by a subordinated security interest in the assets listed in Exhibit C of the Company (the “Security Agreement”) in substantially the form set forth in Exhibit D hereto and Acknowledgement of Receipt in substantially the form set forth in Exhibit F hereto. The Parties agree that the Buyer shall have the ability to change Senior Lender from time to time while Note remains unpaid so long as at all times, there is no breach or default or Event of Default under the (i) Notes, (ii) this Agreement, and the remainder of the Transaction Documents.

2.3 Closing4.22.  Buyer has had until and through the Closing Date (defined below), in which to conduct due diligence (the "Due Diligence Period"). Following such Due Diligence Period, the closing of the Transactions (the “Closing”) to be performed on the Closing Date will take place remotely via the exchange of documents and signatures as the Buyer and the Seller may mutually determine (the “Closing Date”).  The sale, assignment, transfer and conveyance to the Buyer of the Shares and LWE Real Estate will be deemed effective as 11:59 p.m. on the Closing Date.  All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed, and delivered simultaneously.  The payment of the Purchase Price shall occur at the Closing as set forth in Section 2.2.

2.4 Non-Compete.  In connection with the purchase of the Shares and LWE Real Estate by the Buyer, Seller hereby agree that for a period of five (5) years from the Closing Date, Seller shall not accept employment with or render any service to, or acquire or own, directly or indirectly, any ownership interest, any direct competitor of DSM or create or engage in creating or conducting a competing business in mechanical contracting anywhere within the geographic area in which DSM conducted Business or provided services during the 12 month time period preceding the Closing Date; provided, however, that the Parties agree that if there occurs an Event of Default under the Note or Security Agreement, subject to all applicable cures set forth in the Note and Security Agreement, the non-compete described in this Section 2.4 shall become void and of no further force or effect.

2.5   Asset and Liability Identification: Parties understand that all equity (and therefore Assets and Liabilities) of the Seller shall transfer to the Buyer at Closing Date, and Staffing Agreement in substantially the form set forth in Exhibit H hereto have been signed prior to Closing Date, and Buyer recognizes and agrees that [A] both Intellectual Property and Confidential Information shall be restricted to the Business, meaning HVAC sheet metal manufacturing and installation only, and shall not include any Intellectual Property or Confidential Information involved with any other business operations or services outside of typical HVAC sheet metal industry work-e.g., the following specific items on Exhibit A are excluded from any sale and the Transactions (“Excluded Items”); and [B] there is a potential unfunded liability issue related to the Sheet Metal Workers Pension Fund (“SMWP Fund”) disclosed to and discussed with Buyer on a local and national basis as reflected in attached Schedule 4.19(a) (“unfunded liability”), that this unfunded liability is included in the Liabilities that are acquired by Buyer at Closing, that DSM has paid into the SMWP Fund as required for all of the years in operation, that there is no known and clear way to identify any deficiency in the SMWP Fund (even with a full audit of the financial statements), that DSM has always been compliant with the union dues calculations and payments, and therefore, this unfunded liability is expressly assumed by Buyer at Closing.  The Long-Term Liabilities of the Seller that will be paid off at Closing Date consist of those items on Schedule 2.2(b)

Vehicles used by Seller, and the following assets, will be removed from the sale:

a.	All asset listings related to the following vehicles

i.	2015 Jeep Wrangler

ii.	2015 Silverado

iii.	2014 Dodge 2500

iv.	2014 Grand Cherokee

b.	Misc. wheeled vehicles not currently in use at DSM

i.	Gooseneck flat trailer

ii.	Clark fork lift

iii.
c. Miscellaneous balance sheet assets that will have no significant or material impact to the balance sheet by the elimination-(i)Small tools that have been disposed of or no longer in service by DSM; (ii)Material storage units that have been disposed of or no longer in service by DSM

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to the Buyer that the following representations are true and complete as of the Closing Date:

3.1 Authority.  Seller has full power, authority and legal capacity to execute and deliver the Transaction Documents to which Seller is a party and to perform the Seller’s obligations thereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against Seller in accordance with the terms of this Agreement.  Upon the execution and delivery by Seller of each Transaction Document to which Seller is a party, such Transaction Document will constitute the valid and legally binding obligation of Seller enforceable against Seller in accordance with the terms of such Transaction Document.

3.2 Share Ownership.  Seller owns of record and beneficially the number of Shares set forth in Section 2.1 above, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law).  Seller is not a party to any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Shares.  At the Closing, Seller will have duly transferred to the Buyer all of Seller’s Shares, free and clear of any Encumbrance, and such Shares (in the aggregate) shall constitute 100% of the issued and outstanding equity interests of the Companies.

3.3 No Conflicts.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which any Seller, or any Seller’s Shares, is subject; (b) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Seller is a party or by which any Seller is bound or to which any of Seller’ Shares are subject or the performance of which is guaranteed by any Seller, which will not be cured at Closing; or (c) result in the imposition of any Encumbrance on any of Seller’ Shares.  No Seller need notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

3.4 Litigation.  There is no Proceeding pending or, to Seller’s Knowledge, threatened or anticipated against Seller relating to or affecting the Transactions.

3.5 Brokers’ Fees.  No Seller has engaged, and to the Seller’s Knowledge, there are no and is not aware of any brokers, finders or agents entitled to any similar fee, commission or related payments with respect to the Transactions for which the Buyer or the Companies could be liable.

iv.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANIES

The Seller, and each Company, individually and with respect to itself only, represent and warrant to the Buyer as follows, subject at all times to the provisions of this Agreement, including but not limited to Section 2.5:

4.1 Organization, Qualification and Corporate Power.  DSM is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. DSMH is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Companies are duly qualified to do business and is in good standing under the laws of its jurisdiction of organization and the laws of each jurisdiction where such qualification is required.  Each Company has full corporate power and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. The Companies have delivered to the Buyer correct and complete copies of the Organizational Documents of each Company.  No Company is in violation of any of its Organizational Documents.  The minute books, the stock certificate books and the stock ledger of each Company, as applicable,  in each case as delivered or made available to the Buyer, are correct and complete.

4.2 Capitalization.  The entire authorized equity interests of the Companies are as described in Section 2.1 above.

All such outstanding Shares are owned of record and beneficially by the Seller as identified in Section 2.1 above, and there are no other owners or holders of Shares of any of the Companies.  All of the outstanding Shares, as applicable, of each Company have been duly authorized and is validly issued, fully paid and nonassessable.  There are no outstanding securities convertible or exchangeable into capital stock or capital units of any Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or capital units, as applicable, of any Company.  There is no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Company.  No Company has violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities.  There are no voting trusts, proxies or other Contracts relating to the voting of the capital stock or capital units, as applicable, of any Company. The Companies do not control or own, directly or indirectly, any equity or profits interests in any Person or have the power, directly or indirectly, to elect any Persons to the board of directors or comparable governing body of any other Person.

 4.3 Authority.  Each Company has full corporate power and authority to execute and deliver this Agreement and each Transaction Document to which such Company is a party, and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by the Companies of this Agreement and each Transaction Document to which each is a party have been duly authorized by the board of directors or members, as applicable, of the Companies.  This Agreement and each Transaction Document to which a Company is a party constitutes a valid and legally binding obligation of such Company, enforceable against such Company in accordance with the terms thereof.  Upon the execution and delivery by the Companies of each Transaction Document to which a Company is a party, such Transaction Document will constitute the valid and legally binding obligation of such Company enforceable against the Company in accordance with the terms of such Transaction Document.  DSM holds a number of Permits which allow it to operate in various states, including Indiana and Michigan the “State Permits”).  Any failure by Buyer subsequent to Transaction Date to maintain or preserve State Permits, as well as all other permits, licenses or other authorizations necessary to perform work, whether within Indiana or any other place, is not a Buyer Material Adverse Effect or a Material Adverse Effect, and this includes any bonding guarantees currently provided by Seller.

4.4 No Conflicts.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which the Company or any asset owned or used by the Company is subject; (b) violate any Permit held by a Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit held by a Company; (c) violate any Organizational Document of the Companies; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Material Contract; (e) cause the Buyer or any Company to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by any Company.  The Companies do not need to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

4.5 Financial Statements.

(a) Seller provided to Buyer December 31, 2018 internally prepared financial statements for DSMI (collectively, the ”Financial Statements”) and as of August 31, 2019 (the “Interim Balance Sheets”).

(b) The Company’s books and records maintained in the ordinary course of business (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which it is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all material discounts, returns and allowances granted by it with respect to the periods covered thereby, (iii) have been maintained in accordance with reasonable business practices in its industry, (iv) form the basis for the Financial Statements with respect to the Company and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of it on an accrual basis, in all instances except for the unfunded liability.  The Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

(c) To the Knowledge of the Company and the Seller, there are no events of fraud, whether or not material, that involve management or other employees of the Company who have a significant role in the Company’s financial reporting and/or relate to the Business.

4.6 Absence of Certain Changes.  Since August 31, 2019 (the “Interim Date”), there has not been any Material Adverse Effect and no event has occurred or circumstance exists that reasonably could result in any such Material Adverse Effect Schedule 4.6(r) is a work in process sheet prepared for the month of August 2019.

4.7 No Undisclosed Liabilities.  Except as set forth on Schedule 4.7, no Company has incurred any Liability (and, to the Knowledge of each Company and the Seller, no basis exists for any Liability), except for (a) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet, (b) current Liabilities incurred in the Ordinary Course of Business since the Interim Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law) and (c) Liabilities that are not required to be reflected in the Company’s Financial Statements in material compliance with GAAP and are individually or in the aggregate not greater than $25,000.

4.8 Title to and Sufficiency of Assets

.  The Companies, as applicable, have good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of any Encumbrances except for Permitted Encumbrances set forth on Schedule 4.8 and except for properties and assets disposed of in the Ordinary Course of Business since the Interim Date.  The Assets include (a) all tangible and intangible property and assets necessary for the continued conduct of the Business and the provision of services therewith as of the Closing in the same manner as conducted prior to the Closing and in compliance in all material respects with all applicable Laws, Material Contracts and Permits as of the Closing and (b) all property and assets necessary to have generated the results of operations for the Business reflected in the Financial Statements and to perform under the Material Contracts.

4.9 Accounts Receivable; Accounts Payable.

(a) All Accounts Receivable as of the Closing Date represent or will represent valid obligations arising from goods or services actually sold by each Company, as applicable, in the Ordinary Course of Business.  Unless paid prior to the Closing Date, to the Knowledge of the applicable Company and the Seller, the Accounts Receivable are and will be as of the Closing Date collectible in accordance with their terms net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet and the accounting records of such Company as of the Closing Date, respectively, except as set forth on Schedule 4.9(a).  The foregoing reserves are calculated consistent with past practices of each Company, as applicable.  To the Knowledge of the applicable Company and the Seller, there is no contest, claim, or right to set-off, other than warranty work in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

(b) All Accounts Payable as of the Closing Date represent or will represent valid obligations arising from purchases or commitments actually made by each Company, as applicable, in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Payable are and will be as of the Closing Date current and payable in accordance with their terms net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet and the accounting records of each Company, as applicable, as of the Closing Date, respectively Schedule 4.9(b) contains a list of all Accounts Payable as of the Date of Close, which list sets forth the aging of such Accounts Payable.

4.10 Relationship with Business Partners, Vendors, Suppliers.  As of the date of this Agreement, each Company has maintained business relationships consistent with past practices with its business partners, vendors, suppliers, and all others (collectively, the “Business Associates”) necessary for the operation of the Business of such Company.  Neither the Companies nor the Seller is aware of any pending concerns with the relationships with any of their Business Associates that would constitute a Material Adverse Effect.

4.11 Contracts.

(a) Each Company has provided to Buyer copies of, or access to, the following Contracts to which such Company is a party or by which such Company is bound or to which any asset of such Company is subject or under which such Company has any rights or the performance of which is guaranteed by such Company or under which such Company is conducting any of the Business (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”): (i) each Contract (or series of related Contracts) that involves delivery or receipt of products or inventory of an amount or value in excess of $50,000 or that involves expenditures or receipts in excess of $50,000; (ii) each Contract (or series of related Contracts) that involves delivery or receipt of services (other than with respect to products or inventory) of an amount or value in excess of $50,000 or that involves expenditures or receipts in excess of $50,000; (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, including each Lease and License; (iv) each licensing agreement or other Contract with respect to intellectual property of any third party, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or non-disclosure of any Intellectual Property or intellectual property of any third party; (v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (vi) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vii) each Contract containing any covenant that purports to restrict the business activity of the respective Company or limit the freedom of the respective Company to engage in any line of business or to compete with any Person; (viii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (ix) each power of attorney; (x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the respective Company to be responsible for consequential, incidental or punitive damages; (xi) each Contract (or series of related Contracts) for capital expenditures in excess of $10,000; (xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business; (xiii) each Contract for Indebtedness with an outstanding balance in excess of $50,000; (xiv) each employment or consulting Contract; (xv) each Contract to which the Seller or any Related Person of the Seller or of the respective Company is a party or otherwise has any rights, obligations or interests; and (xvi) each Contract not terminable without penalty on less than six months’ notice.

(b) Each Material Contract, with respect to the respective Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms as of the Closing Date.  Each Material Contract, with respect to the other parties to such Material Contract, to the Knowledge of the respective Company and the Seller, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms as of the Closing Date.  To the Knowledge of the respective Company and the Seller, such Company is not aware of any breach or default, and is not aware of any event that has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract.  To the Knowledge of the respective Company and the Seller, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract.  No party to any Material Contract has notified the respective  Company that it has repudiated any provision of any Material Contract.

(c) [deleted].

4.12 Intellectual Property.

(a) Except as set forth on Schedule 4.12, the Companies are the sole and exclusive legal and beneficial, and, as to registered Intellectual Property, record, owner of all right, title and interest in and to the Intellectual Property, and has, to the Knowledge of the Company and the Seller, the valid right to use all other intellectual property of any third party used in or necessary for the conduct of the Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Each item of Intellectual Property or intellectual property of any third party owned, licensed or used by the Companies immediately prior to the Closing is set forth on Schedule 4.12.  To the Knowledge of the Company and the Seller, each item of Intellectual Property or intellectual property of any third party owned, licensed or used by the Companies are valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.  With respect to each item of Intellectual Property or intellectual property of any third party required to be identified in Schedule 4.12:  (i) such item is not subject to any Order; (ii) to the Knowledge of the Company and the Seller, no action is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) the Companies have not granted any sublicense or similar right with respect to the License relating to such item.

(b) To the Knowledge of the Companies and the Seller, the conduct of the Business, and the products, processes and services of the Companies, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the intellectual property or other rights of any Person. To the Knowledge of the Companies and the Seller, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any intellectual property of any third party.  The Company has no Knowledge of any Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the intellectual property of any Person by the Companies; (ii) challenging the validity, enforceability, registrability or ownership of any intellectual property or the Companies’ rights with respect to any intellectual property of any third party; or (iii) by the Companies or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Intellectual Property.  The Companies are not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property.

(c) The Companies have taken all commercially reasonable actions to maintain and protect all of the Intellectual Property as of the Closing Date so as not to adversely affect the validity or enforceability thereof.  The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, DSM’s right to own, use or hold for use any Intellectual Property or intellectual property of any third party as owned, used or held for use in the conduct of the Business.  Notwithstanding anything in this Section 4.12 to the contrary, Buyer understands agrees that Intellectual Property does not include the Excluded Items defined and identified in Section 2.5.

4.13 Tax(d).

(a) The Companies have timely filed with the appropriate Governmental Body all Tax Returns that each Company was required to have filed, with the exception of Form 1120-S for DSM and required tax filings for LWE and DHL, and except as shown on Schedule 4.13.  All Tax Returns filed by the Companies are true, correct and complete in all material respects.  All Taxes owed (or required to be remitted) by the Companies (whether or not shown or required to be shown on any Tax Return) have been timely paid to the appropriate Governmental Body except as shown on Schedule 4.13.

(b) To the Knowledge of each Company and the Seller, no claim has been made by any Governmental Body in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction.  To the Knowledge of each Company and the Seller, there are no Encumbrances on any of the assets of any Company that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax. Schedule 4.13 (i)contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which each Company has filed a Tax Return at any time during the six-year period ending on the date hereof, (ii)identifies those Tax Returns that have been audited, (iii) identifies those Tax Returns that currently are the subject of audit, (iv)lists all Tax rulings and similar determinations requested or received by any Company or Sellers, (v) identifies those Tax Returns that are due to be filed within 90 days after the date hereof and (vi) contains a complete and accurate description of all material Tax elections that were made by or on behalf of any Company. The Companies have delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, each Company during the six-year period ending on the date hereof.

(c) The Companies (i) have never been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was DSM), (ii) have never been a party to any Tax sharing, indemnification or allocation agreement, nor does any Company owe any amount under any such agreement, (iii) does not have any liability for Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group relief within a jurisdiction or similar arrangement), as a transferee or successor, by contract, or otherwise, and (iv) has never been a party to any joint venture, partnership or other agreement or arrangement that could be treated as a partnership for Tax purposes.

(d) The Companies have never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for a tax-free treatment under Code Section 355.

(e) Each Company has withheld or collected, and timely paid to the appropriate Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, stockholder, independent contractor, or other third party.

(f) To the knowledge of the Seller and the Company, there is no reasonable basis for any Governmental Body to, and neither Seller nor any director or officer (or employee responsible for Tax matters) of any Company has received notice that any Governmental Body will, assess any additional Taxes for any period. There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted (or to be paid, collected or permitted) by such Company either (vii)claimed or raised by any Governmental Body in writing or (viii) as to which the Seller or such Company has Knowledge except as shown on Schedule 4.13.  No Company has waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax.

(g) Since the Interim Date, no Company has incurred any Liability for Taxes outside the Ordinary Course of Business.

(h) No Company has, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (ix)a “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4 or (x)a “tax shelter” as defined in Code Section 6111 and the Treasury Regulations thereunder.

(i) The Companies will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date, including as a result of: (i) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (ii) change in method of accounting under Code Section 481(c); (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Code Section 1502; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(j) Schedule 4.13 lists each agreement, contract, plan or other arrangement (whether or not written and whether or not an Employee Benefit Plan) to which each Company is a party that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and the Treasury Regulations thereunder.  Each such nonqualified deferred compensation plan (i) complies, and is operated and administered in accordance, with the requirements of Code Section 409A, the Treasury Regulations thereunder and any other IRS guidance issued thereunder and (ii) has been operated and administered in good faith compliance with Code Section 409A from the period beginning on the adoption of such nonqualified deferred compensation plan.

4.14 Legal Compliance.

(a) Since January 1, 2016, the Companies, have been in compliance in all material respects with all applicable Laws and Permits.  To the Knowledge of the Company and the Seller, no Proceeding is pending, nor since has been filed or commenced, against any Company alleging any failure to comply with any applicable Law or Permit except as reflected in Schedule 4.14.  To the Knowledge of the Company and the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Company of any Law or Permit.  No Company has received any notice or other communication from any Person regarding any actual, alleged or potential violation by such Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by such Company.

(b) Schedule 4.14 contains a list of each Permit held by each Company that is material to the Business or that otherwise is material to any asset owned or leased by each Company.  Each Permit listed or required to be listed on Schedule 4.14 is valid and in full force and effect.  Each Permit listed on Schedule 4.14 is renewable for no more than a nominal fee.

4.15 Litigation.  There is no Proceeding pending or, to the Knowledge of the Company and the Seller, threatened or anticipated relating to or affecting (a) any Company or the Business or any asset owned or used by any Company or (b) the Transactions except as shown on Schedule 4.15.  To the Knowledge of the Company and the Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding in which the anticipated liability exposure would be expected to exceed $10,000.  There is no outstanding Order to which any Company or any asset owned or used by it is subject.  Schedule 4.15 lists all Proceedings pending at any time since January 1, 2012, in which any Company has been named as a defendant (whether directly, by counterclaim or as a third-party defendant) and all Proceedings pending at any time since January 1, 2012, in which any Company has been a plaintiff.  Schedule 4.15 lists all Orders in effect at any time since January 1, 2012, to which any of the Companies has been subject or any asset owned or used by any Company is subject.

4.16 Service Warranties.  Each service provided by any Company has been in conformity with all applicable contractual commitments and all express and implied warranties.  No Company has any Liability (and, to the Knowledge of the Company and the Seller, there is no basis for any present or future Proceeding against any Company that could give rise to any Liability) for replacement or repair or other damages in connection therewith, except that Seller has some personal bonding guarantees or warranty guarantees for which he is personally liable (collectively, “Personal Guarantees”).

4.17 Environmental.  To the Knowledge of the Company and the Seller, each Company has complied and is in compliance with all Environmental Laws.  No Permits are required pursuant to any Environmental Law for the occupation of the facilities or operation of the Business.  No Company has received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law.

4.18 Employees.

(a) With respect to each current employee and independent contractor of any Company, the respective Company has provided Buyer with complete access to such Company’s records of such employee and independent contractor, including records reflecting the name, job title, current rate of direct compensation, date of commencement of employment or engagement, and, as to employees, sick and vacation leave (both number of days and USD equivalent) that is accrued and unused. Each Company has provided to Buyer current copies of any employment agreements with any employees.

(b) There are no pending, or to the Knowledge of the Company and the Seller, threatened, Proceedings with respect to any Company under any Laws relating to or arising out of any employment relationship with its employees.  No Company is subject to any settlement or consent decree with any present or former employee, labor union or Governmental Body relating to claims of discrimination, wrongful practices or other claims in respect of employment practices and policies.

(c) To the Knowledge of the Company and the Seller, each Company is, and since January 1, 2018, has been, in compliance in all material respects with all Laws relating to the employment of labor, including Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the payment of all applicable Taxes including the full payment of all required social security contributions and other required withholdings.

(d) All employees and former employees of each Company have been, or will have been on or before the Closing Date, paid in full for, or the respective Company shall have properly accrued for, all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them or that was accrued by them up to the most recent payroll date prior to Closing, payable in accordance with the obligations of such Company under any employment or labor practices and policies, or any collective bargaining agreement or individual agreement to which such Company is a party, or by which the Company may be bound.

(e) To the Knowledge of the Company and the Seller, no employee, officer or director of any Company is a party to or bound by any agreement that (xi) could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of such Company, (xii) could adversely affect the ability of such Companies to conduct its business, (xiii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of such Company or (xiv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than such Company.

(f) The Company is signatory to a collective bargaining agreement with the Local Union no. 20 of the International Association of Sheet Metal, Air, Rail and Transportation Workers (the “Union”).  The Company has provided the Buyer with a copy of said contract and its associated pension, health and welfare plan.

4.19 Employee Benefits.

(a) The Company participates in a multi-employer pension and health and welfare plan pursuant to the collective bargaining agreement mentioned previously in 4.18(f) and as further set forth on Schedule 4.19(a). As of December 31, 2018 the Company had contingent withdraw liability should it withdraw from said plan in the amounts set forth in Schedule 4.19(a), defined in Section 2.5 as unfunded liability, and this unfunded liability is included in the Liabilities that are acquired by Buyer at Closing, and Buyer, Company, and any Affiliates thereof waive any claims or recourse against Seller for this liability.

(b) Nonunion Company employees are covered by the policies as set forth on Schedule 4.19(b).

4.20 Customers and Suppliers.

(a) With respect to each of the three (3) fiscal years most recently completed prior to the date hereof, Schedule 4.20 lists the five largest (by dollar volume) Customers during each such period  (the “Major Customers”).  Except as disclosed in Schedule 4.20, to the Knowledge of Company and Seller, no event has occurred and no condition or circumstance exists that would reasonably be expected to materially and adversely affect the relations of DSM with any Major Customer or any supplier.  No Major Customer or supplier has notified DSM of plans to terminate or materially alter its business relations with the Business, either as a result of the transactions contemplated by this Agreement or otherwise, or to enter bankruptcy or liquidate.

(b) Except to the extent set forth on Schedule 4.20 or referenced elsewhere in this Agreement, DSM is not currently required to provide any bonding or other financial security arrangements in any amount in connection with any on-going jobs, projects or other transactions with any Major Customers or suppliers.

4.21 Transactions with Related Persons.  Except as set forth in Schedule 4.21, neither any shareholder, officer, director or employee of any Company nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, any Company or (ii) has any Indebtedness owing to any Company.

4.22 Indebtedness and Guaranties.  Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Companies has been furnished to the Buyer, including as to those matters set forth on Schedule 4.22 of this Agreement.

4.23 Capital Expenditures  No Company has foregone or otherwise materially altered any planned capital expenditure as a result of the Seller’ decision to enter into the Transactions or otherwise sell or dispose of the Business.

4.24 Insurance.  The Companies have delivered or made available to the Buyer true and complete copies of each Insurance Policy and each pending application of each respective Company for any insurance policy.  All premiums relating to the Insurance Policies have been timely paid.  The Companies have been covered during the past four (4) years by insurance in scope and amount customary and reasonable for the businesses in which each has engaged during such period.  The Companies are in compliance with all premium obligations and, to the Knowledge of the Company and the Seller, no Company is in default of any of its obligations relating to insurance created by Law or any Contract to which such Company is a party.  The Companies have delivered or made available to the Buyer copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.

 4.25No Acceleration of Rights and Benefits.  No Company has made, or is obligated to make, any payment to any Person in connection with the Transactions or any change of control.  No rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of a change of control or the consummation of the Transactions to the Knowledge of the Company and Seller.

4.26 No Brokers’ Fees.  The Companies have not engaged, and to the Knowledge of the Company and Seller, there are no and are not aware of any other brokers, finders or agents entitled to any fee, commission or related payments with respect to the Transactions for which the Buyer or the Companies could be liable.

4.27 Disclosure.  Buyer acknowledges and agrees that in entering into this Agreement (or any Schedule related thereto) it has not relied and is not relying on any representations, warranties, or other statements whatsoever, whether written or oral, by Seller or any Person acting on Seller’ behalf, other than those expressly set forth in this Agreement (or any Schedule related thereto) and that it will not have any right or remedy arising out of any representation, warranty or statement not set forth in this Agreement (or any Schedule related thereto).

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Seller as follows:

5.1 Organization and Authority.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business and is in good standing under the laws of the State of Indiana, and the laws of each jurisdiction where such qualification is required.  The Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder, and to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. The execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement.  Upon the execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party, such Transaction Document will constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document.

5.2 No Conflicts.  Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time:  (a) violate any Law to which the Buyer is subject; (b) violate any Organizational Document of the Buyer; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Buyer is a party or by which the Buyer is bound or the performance of which is guaranteed by the Buyer.  The Buyer is not required to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

5.3 Capitalization.  The authorized capital stock of the Buyer is as follows:

	Authorized	Outstanding
Class A Common Stock	100,000,000	95,470,161
Class B Common Stock	5,000,000	5,000,000
Class C Common Stock	10,000,000	9,855,094
Preferred Stock	5,000,000	0

All of the outstanding capital stock of the Buyer has been duly authorized and is validly issued, fully paid and nonassessable.  Other than as set forth in the Buyer’s public filings, there are no outstanding securities convertible or exchangeable into capital stock of the Buyer or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Buyer to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Buyer.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Buyer.

5.4 INTENTIONALLY DELETED

5.5 No Undisclosed Liabilities.  The Buyer has not incurred any Liability (and no basis exists for any Liability), except for (a) Liabilities to the extent reflected or reserved against on Buyer's last balance sheet filed with the SEC and publicly available, and (b) current Liabilities incurred in the Ordinary Course of Business since the Buyer's last financial statements filed with the SEC and publicly available (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

5.6 Legal Compliance.  The Buyer is, and since Buyer's last financial statements filed with the SEC and publicly available has been, in compliance in all material respects with all applicable Laws and Permits.  No Proceeding is pending, nor since such time of Buyer's last financial statements filed and publicly available, has been filed or commenced, against the Buyer alleging any failure to comply with any applicable Law or Permit.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Buyer of any Law or Permit.  The Buyer has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by the Buyer of any Law or Permit or any cancellation, termination or failure to renew any Permit held by the Buyer.

5.7 Litigation.  There is no Proceeding pending or, to the Knowledge of the Buyer, threatened or anticipated against the Buyer relating to, affecting, or otherwise delaying, interfering or preventing the Transactions or materially impacting the Buyer or the Buyer's financial condition or operations.  To the Buyer's Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding in which the anticipated liability exposure would be expected to exceed $100,000.  There is no outstanding Order to which the Buyer is subject.

    5.8 Absence of Certain Changes.  Since June 30, 2017, there has not been any Buyer Material Adverse Effect and no event has occurred or circumstance exists that reasonably could result in any such Material Adverse Effect.

5.9             No Brokers’ or Finders’ Fees.  The Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which the Seller could be liable. The Buyer has not retained, employed or used any broker or finder in connection with purchase of the shares from the Seller

5.10 Investment Intent.  The Buyer is acquiring the Shares purchased hereunder for its own account and not with a view to distribution of such Shares in violation of the Securities Act.

ARTICLE VI
CLOSING CONDITIONS

6.1 Conditions to the Buyer’s Obligations.  The Buyer’s obligation to perform the Transactions contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by the Buyer or by Closing, of each of the following conditions:

(a)  (i) all of the representations and warranties of the Companies, individually and collectively, and the Seller in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty is made as of an earlier specific date, in which case such representation or warranty must have been and must be accurate in all material respects as of such date, and (ii) the Companies and the Seller must have performed and complied with all of their respective covenants and agreements in this Agreement to be performed prior to or at the Closing.

(b) each of the following documents must have been delivered to the Buyer and dated as of the Closing Date (unless otherwise indicated):

(i) Certificates representing all of the Shares, free and clear of any Encumbrances, accompanied by duly executed stock powers, in form and substance reasonably satisfactory to the Buyer, and limited warranty deed, non-foreign affidavit, vendor’s affidavit, and sales disclosure form, from LWE;

(ii) The minute books, the stock certificate books and the stock ledger of each Company, as applicable;

(iii) The Security Agreement, executed by DSM;

(iv) A certificate of the secretary of each Company, and LWE, in form and substance reasonably satisfactory to the Buyer, certifying that with respect to it (A) attached thereto are a true, correct and complete copy of (1) its articles or certificate of incorporation or organization, as applicable, certified as of a recent date by the Secretary of State of its state of incorporation or organization and its bylaws or operating agreement, as applicable, (2) to the extent applicable, resolutions duly adopted by its board of directors, stockholders, managers, and/or members authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which each is a party, and (3) certificates of existence as of a recent date of it from its state of incorporation or organization and a certificate of existence or good standing as of a recent date of it from each state in which the failure to be duly qualified would constitute a Material Adverse Effect;

(v) a certificate of Seller’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b); and

(vi) such other documents as the Buyer and Seller reasonably agree are necessary for the purpose of (A) evidencing the accuracy of Seller’s and the Companies’ representations and warranties, (B) evidencing Seller’s and the Companies’ performance of, and compliance with, any covenant or agreement required to be performed or complied with by Seller and the Companies, or (C) evidencing the satisfaction of any condition referred to in this Section 6.1.

(c) there must not be any Proceeding pending or threatened against the Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions;

(d) the Board of Directors of the Buyer shall have approved the Transactions;

(e) each Company and Seller shall have used commercially reasonable efforts to preserve intact the Business and their relationships with the DSM’s employees, customers, agents and all other Persons reasonably related to the Business in a manner consistent with past practices or in the Ordinary Course of Business;

(f) the performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof;

(g) [deleted];

(h) the Working Capital of the Companies at the Closing Date as shown in Exhibit D the True Up Cash Settlement shall be as shown in Exhibit D the True Up Cash Settlement, and distribution of cash prior to Closing shall not be a violation of any provision of this Agreement so long as the requirements of this subparagraph and 6.1(i) are complied with;

(i) To the extent not paid off by the Buyer under paragraph 2.2(b), Seller and/or DSM shall pay off in full each Long-Term Liability and any short term Liability associated with a Long-Term Liability and to the extent the Trade Payables as of the Closing Date do not include such short term Liabilities.

6.2 Conditions to the Seller’ Obligations.  The Seller’s obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by the Seller, of the following conditions:

(a) all of the representations and warranties of the Buyer in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, and (ii) the Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing.

(b) each of the following must have been delivered to the Seller:

(i) The Cash Consideration; and

(ii) The Transaction Documents to which Buyer is a party in fully executed form; and

(iii) Buyer confirms to the satisfaction of Seller that Buyer has (i) assumed the [A] unfunded liabilities, and [B] all of the obligations in and under the Transaction Documents, and (ii) paid in full all of the items shown on the True Up Cash Settlement attached hereto as Exhibit D.

(c) the sale of the Shares and LWE Real Estate by the Seller and LWE to the Buyer will not violate any Law that has been adopted or issued, or has otherwise become effective, since the date hereof;

(d) receipt of certified Directors minutes of the Buyer approving this transaction.

ARTICLE VII
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

7.1 Litigation Support.  If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Company, then upon the request of such Party each other Party will cooperate with the requesting Party and its counsel in the evaluation, pursuit, contest or defense, make available its personnel, and be available for testimony and provide access to its books and records as may be necessary in connection therewith, except to the extent the other Party is adversarial to the requesting Party in that Proceeding or any related Proceeding. The requesting Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Section 8.1 without regard to Section 8.4).

7.2 Transition.  Seller will not take any affirmative action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of any Company from maintaining the same relationships with such Company after the Closing as it maintained prior to the Closing.

7.3 Confidentiality.  Until April 1st, 2023, Seller will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer and the Companies, except in connection with this Agreement or with the prior written consent of the Buyer.  The covenants in this Section 7.3 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by a Seller or its Affiliates or Representatives or, to the Knowledge of Seller, breach by any other Person of a duty of confidentiality to the Buyer or (b)  Seller is required to disclose by applicable Law; provided, however, that Seller will notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Buyer to limit the scope of such disclosure.  At any time that the Buyer may request, Seller will, and will cause its Affiliates and Representatives to, turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in its possession or control.

7.4 [INTENTIONALLY DELETED]

7.5 Compliance with Laws.  The Buyer will remain in compliance in all material respects with all applicable Laws and Permits, including continuing to comply with all securities laws and the SEC's reporting requirements.

ARTICLE VIII
INDEMNIFICATION

8.1 Indemnification by the Seller. After the Closing and subject to the terms and conditions of this Article VIII:

(a) Subject to the limitations set forth in this Article VIII, the Seller will indemnify and hold harmless the Buyer and DSM (collectively, “Buyer Indemnitees”) from, and pay and reimburse each Buyer Indemnitee for, all Losses directly or indirectly relating to or arising from: (i) any breach or inaccuracy of any representation or warranty made by the Seller in Article III; or (ii) any breach of any covenant or agreement, or any representation or warranty, of the Seller in this Agreement.

(b) The Seller will indemnify and hold harmless each Buyer Indemnitee from, and pay and reimburse each Buyer Indemnitee for, all Losses, directly or indirectly, relating to or arising from: (i) any breach or inaccuracy of any representation or warranty made by the Seller, or the Companies in this Agreement (other than in Article III); (ii) any breach of any covenant or agreement, or any representation or warranty, of the Companies in this Agreement;.

(c) The amount of indemnification to be paid by the Seller to the Buyer or the Buyer Indemnitees pursuant to this Section 8.1 shall not exceed $600,000.00 (the ‘Indemnification Cap”).

8.2 Indemnification by the Buyer.  After the Closing, subject to the terms and conditions of this Article VIII, the Buyer will indemnify and hold harmless the Seller from, and pay and reimburse the Seller for, all Losses, directly or indirectly, relating to or arising from:  (a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Buyer in this Agreement; (b) any breach of any covenant or agreement of the Buyer in this Agreement; (c) any failure by the Buyer to completely perform under the Transaction Documents, or (d) all Liabilities of, or arising from the conduct of, any Company which arise following the Closing, or which arise out of or are in connection with the (i) operation or conduct of any Company occurring following the Closing, or (ii) the unfunded liabilities, or (iii) all Personal Guarantees.

8.3 Survival and Time Limitations.  All representations, warranties, covenants and agreements of the Buyer, Companies, individually and collectively, and the Seller in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of time equal to 366 days only, provided, however, such time limit is not applicable to and expressly excluded from the obligations of the Buyer under the (i) unfunded liability expressly assumed by Buyer, and (ii) Transaction Documents, which covenant and agreement of the Buyer to assume such unfunded liability and perform under the Transaction Documents shall continue until such unfunded liability and such Transaction Documents is/are satisfied in full. The Seller and Companies will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement unless the Buyer notifies the Seller of such a claim on or before twelve (12) months following the Closing.

8.4 Limitations on Indemnification by the Seller.  The Seller will have no Liability with respect to the matters described in Section 8.1 until the total of all Losses with respect to such matters exceeds $50,000 (the “Basket”), at which point the Seller will be obligated to indemnify for only Losses exceeding the Basket, subject to the Indemnification Cap set forth in Section 8.1(c) above.  The Basket limitation set forth in this Section 8.4 will not apply to any fraudulent or intentional breach of any representation or warranty.

8.5 Claims Against the Companies.  Following the Closing, and so long as Buyer does not breach this Agreement or any of the other Transaction Documents, Seller may not assert, directly or indirectly, and hereby waives, any claim, whether for indemnification, contribution, subrogation or otherwise, against any Company with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date or any obligation of the Seller under Section 8.1.  Seller agrees, and so long as Buyer does not breach this Agreement or any of the other Transaction Documents, not to make, directly or indirectly, and hereby waives, any claim for indemnification against the Companies by reason of the fact that Seller was a stockholder, director, officer, employee or agent of the Companies or was serving at the request of the Companies as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Proceeding brought by the Buyer or the Companies against the Seller or any Affiliate thereof (whether such Proceeding is pursuant to this Agreement or otherwise) with respect to any act, omission, condition or event occurring following the Closing Date.

8.6 Third-Party Claims.

(a) If a third party commences or threatens a Proceeding (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party must promptly notify the Indemnifying Party (or the Seller, in the case of the Seller) thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such failure.

(b) Upon receipt of the notice described in Section 8.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten business days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 8.4, and the terms of this Agreement and the Transaction Documents, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) [deleted], (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.6(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 8.6(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably.  If the Indemnified Party desires to consent to the entry of judgment with respect to or settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Basket or the Cap.

(d) If any condition in Section 8.6(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article VIII.

8.7 Other Indemnification Matters.  Any claim for indemnification under this Article VIII must be asserted by providing written notice to the Seller (or the Buyer, in the case of a claim by the Seller) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages, or other remedy based on any such representation, warranty, covenant or agreement.

8.8 Exclusive Remedy.  After the Closing, and notwithstanding anything in this Agreement and/or any Transaction Documents to the contrary, this Article VIII will provide the exclusive legal remedy for, and the totality of all remedies of Buyer (and all of its successors and assigns) against Seller and/or Companies under this Agreement and/or any Transaction Documents with respect to the entire Transactions evidenced by this Agreement and/or any Transaction Documents, shall be limited as follows: [A] in amount of remedy that may be sought at any time, to the lessor of: (i) $610,000.00; or (ii) the then current unpaid balance of the Note(s); and [B] as to implementation of any and all remedies, to the then current unpaid balance of the Notes in terms of set-off against same. Buyer (and all of its successors and assigns) shall have no other remedies of any kind.

ARTICLE IX
TAX MATTERS

The following provisions will govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

9.1 Tax Indemnification.

(a) The Seller shall pay and reimburse (to the extent not already paid) and indemnify the Companies, the Buyer and its Affiliates and hold them harmless from and against Losses resulting from or attributable to all Taxes (or the non‑payment thereof) of the Companies for all Taxable periods ending on or before the Closing Date (the “Prior Tax Period”), but expressly excluding the unfunded liability.  The indemnification under this Section 9.1 shall be subject to the indemnification deductible and Basket and other limits set forth in Section 8.1(c) and Section 8.4 and Section 8.8.    The Seller shall pay the Buyer, or the Companies at the Buyer’s instruction, for any additional Taxes that are the responsibility of the Seller pursuant to this Section 9.1 at least five (5) days prior to payment of such amounts by the Buyer or the Companies.  To the extent it is commercially and legally reasonable to do so, the Buyer agrees that in exercising any discretionary powers under this Section 9.1 it will do so in a manner that does not materially prejudice the Seller from a tax perspective.

(b) Buyer and the Companies agree to pay, reimburse, and indemnify the Seller and hold them harmless from and against Losses resulting from or attributable to all Taxes (or the non‑payment thereof) of the Company for all Taxable periods ending after the Closing Date.

9.2 Reserved.

9.3 Tax Periods Beginning Before and Ending After the Closing Date.  The Buyer will prepare and file, or cause to be prepared and filed, any Tax Returns for the Companies for tax periods beginning before and ending after the Closing Date, provided, however, because DHL is a disregarded entity reported in Seller’s personal tax return, Seller’s tax advisors will calculate income through the Closing Date.  If requested by Seller, the Buyer will permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing.  Seller shall be responsible for all Taxes relating to the Pre-Closing tax periods.  The Buyer shall be responsible for all Taxes for tax periods ending after the Closing Date. Until full repayment of all amounts and performance of all obligations to Seller under the Transaction Documents and Notes by Buyer, [A] Buyer will furnish to Seller annually and quarterly, promptly but in any event within ninety (90) days after the end of each fiscal year or fiscal quarter, a complete copy of Companies financial statements containing statements of profit and loss, balance sheets and supporting schedules, and [B] Seller shall have right to inspect all books, records and calculations related to the calculation of taxable income for the tax periods beginning prior to Closing Date and ending after full repayment of all amounts and performance of all obligations to Seller under the Transaction Documents and Notes.  All items of income, deduction, gain or loss included in the calculation of taxable income for DSM shall be allocated between Buyer and Seller using a days method.

9.4 Cooperation on Tax Matters.  The Buyer, the Companies and the Seller will cooperate fully, as and to the extent reasonably requested by the other Party or Parties, in connection with the filing and preparation of Tax Returns pursuant to this Article IX and any Proceeding related thereto.  Such cooperation will include the retention and (upon any other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer and the Seller agree that each Company will retain all books and records with respect to Tax matters pertinent to such Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods.

9.5 Certain Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, including any penalties and interest thereon (collectively, the “Transfer Taxes”), incurred in connection with this Agreement or the Transactions will be paid by the Seller when due, and the Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE X
MISCELLANEOUS

10.1 No Third-Party Beneficiaries.  This Agreement does not confer any rights or remedies upon any Person (including any employee of any Company) other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

10.2 Entire Agreement.  The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

10.3 Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Seller may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of Seller’s rights, interests or obligations in this Agreement without the prior written approval of the Buyer.  The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to the Buyer, any successor to any Company, or any acquirer of a material portion of the businesses or assets of the Buyer or any Company, (b) one or more of the Buyer’s Affiliates, or (c) any lender to the Buyer or any Company as security for obligations to such lender.

10.4 Counterparts.  This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party.  When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document.  Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

10.5 Notices.  Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to the Seller (or to the Companies or LWE prior to the Closing):

Kevin M. Smith
2603 Thornacres Drive
Niles, Michigan 49120

Alpine 4 Technologies, Ltd
2525 E Arizona Biltmore Circle, Suite C237
Phoenix, AZ 85016
Phone:  480-702-2431
Attn:  Kent Wilson, CEO

10.6 Jurisdiction; Service of Process.  EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ST. JOSEPH OR MARION COUNTY, INDIANA (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED TO THE CONTRARY IN ANY TRANSACTION DOCUMENT), (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS AND (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT (UNLESS OTHERWISE STATED TO THE CONTRARY IN ANY TRANSACTION DOCUMENT) IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

10.7 Venue. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF INDIANA IN EACH CASE LOCATED IN THE COUNTY OF ST. JOSEPH OR MARION, INDIANA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.8 Governing Law.  This Agreement and all other Transaction Documents (unless otherwise stated therein) will be governed by the laws of the State of Indiana without giving effect to any choice or conflict of law principles of any jurisdiction.

10.9 Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Seller.  No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party.  The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision.  No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

10.10 Severability.  Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11 Expenses.  The Companies will bear all expenses incurred by the Companies or any Representative of the Companies in connection with the Transactions contemplated to be performed before or on the Closing Date and such expenses will have been paid or accrued by the Companies prior to the Closing Date.  The Seller will bear all expenses incurred by the Seller or any of his Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date.  Except as otherwise expressly provided in this Agreement, the Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed on or before the Closing Date.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

10.12 Construction.  The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement.  Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement.  Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. Any item or matter appearing on any Schedule or Exhibit shall for purposes of this Agreement be deemed to be on all such Schedules and Exhibits to this Agreement. The word “including” in this Agreement means “including without limitation.”  This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement.  Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date.  All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein).  The word “or” in this Agreement is disjunctive but not necessarily exclusive.  All words in this Agreement will be construed to be of such gender or number as the circumstances require.  References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days.  In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

10.13 Specific Performance.  Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

10.14 Further Assurances.  Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

10.15 Public Announcement.  Because the Buyer is a publicly reporting company, Seller agrees that upon closing, Buyer shall have the right to make such announcement, and provide such details about the purchase of the Shares by the Buyer from the Seller as Buyer deems appropriate, provided that Buyer show Seller such announcement, and obtains the approval of Seller thereto, prior to making such.  Seller further agrees that it shall not make any other announcement of this Agreement or the transaction contemplated hereby or by the Transaction Documents without the prior approval of the Buyer, other than to Seller’s lender’s, advisors, and other Persons with a proper need to know.

10.16 Attorneys’ Fees.  The prevailing party(ies) in any litigation, arbitration, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

[Signature page follows.]

The Parties have executed and delivered this Purchase Agreement as of the date first written above.

“Buyer”:
ALPINE 4 TECHNOLOGIES, LTD

By:   /s/ Kent B. Wilson
Name:   Kent B. Wilson
Title:   Chief Executive Officer

“Seller”:
/s/ Kevin M. Smith
Kevin M. Smith

 “Company”:
Deluxe Sheet Metal, Inc.

By:    /s/ Kevin M. Smith
Name:   Kevin M. Smith
Title:   President
DSM Holding, LLC

By:   /s/ Kevin M. Smith
Name:   Kevin M. Smith
Title:   Member/Managing Member

Lonewolf Enterprises, LLC

By:   /s/ Kevin M. Smith
Name:   Kevin M. Smith
Title:   Member/Managing Member

EXHIBIT A

EXCLUDED ITEMS

Vehicles used by Seller, and the following assets, will be removed from the sale:

c.	All asset listings related to the following vehicles
i.	2015 Jeep Wrangler
ii.	2015 Silverado
iii.	2014 Dodge 2500
iv.	2014 Grand Cherokee
d.	Misc. wheeled vehicles not currently in use at DSM
i.	Gooseneck flat trailer
ii.	Clark fork lift
e.	Miscellaneous balance sheet assets that will have no significant or material impact to the balance sheet by the elimination-
i.	Small tools that have been disposed of or no longer in service
ii.	Material storage units that have been disposed of or no longer in service

EXHIBIT B

SECURED PROMISSORY NOTE(S)

EXHIBIT C

SECURITY AGREEMENT

EXHIBIT D

True Up Cash Settlement Statement

EXHIBIT E

Subordination Agreement

EXHIBIT F

Acknowledgement of Receipt

EXHIBIT G

Consulting Agreement Kevin M. Smith

EXHIBIT H
  Staffing Agreements